COCA-COLA PLAZA
ATLANTA, GEORGIA

BRIAN J. SMITH                                 ADDRESS REPLY TO:
PRESIDENT                                     P.O. BOX 1734
EUROPE, MIDDLE EAST AND AFRICA GROUP                                ATLANTA, GA 30301

__________

404-676-9818
                             FAX: 404-598-9818
brismith@coca-cola.com

October 17, 2018

Nikolaos Koumettis
Athens, Greece

Dear Nikos,

We are delighted to confirm your promotion as President, Europe, Middle East & Africa Group, to job grade 22G with an effective date of January 1, 2019. You will continue to report to me. The information contained in this letter provides details of your promotion.

•	Your principal place of assignment will be Dublin, Republic of Ireland. You will be employed by European Refreshments upon receipt of required work permits.

•	If you have not done so already, you will formally separate from any local employer in your home country. We will be providing you with documentation relating to that separation shortly.

•	Your annual base salary for your new position will be $600,000.

•
You will continue to be eligible to participate in the annual Performance Incentive Plan. Your target annual incentive is 125% of annual base salary. The actual amount of an incentive award may vary and is based on individual performance and the financial performance of the Company. Awards are made at the discretion of the Compensation Committee of the Board of Directors. The plan may be modified from time to time.

•
You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive (LTI) program.  Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  You will be eligible to receive LTI awards within guidelines for the job grade assigned to your position, and based upon your leadership potential to impact the Company’s future growth.  As a discretionary program, eligibility criteria, award opportunity levels, the award timing, frequency, size and mix of award vehicles are variable.

•
You are expected to continue to maintain share ownership pursuant to the Company’s share ownership guidelines at a level equal to four times your base salary. Because this represents an increase from your prior target level, you will have an additional two years, or until December 31, 2020, to meet your requirement. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of the Board of Directors the following February.

•
You will continue to be eligible for the Company’s Financial Planning Reimbursement Program which provides reimbursement of certain financial planning services, up to $10,000 annually, subject to taxes and withholding.

•
You will continue to be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation. Further information regarding this benefit is enclosed.

•
As a mobile assignee, you will continue to participate in the Global Mobility Tier 1 HQ Program and be provided the standard benefits of that program. In addition, the Company will continue to pay for schooling and tutoring fees incurred for your children while they remain in Greece. The Company will also continue to pay for your family’s security support in Greece. The duration and type of assignment are contingent upon the business needs of the Company provided suitable performance standards are maintained. The Code of Business Conduct, Confidentiality Agreements, or any other document related to knowledge you acquire of Company business or conducting business remain in effect during international assignments.

•
If you have not already done so, you are required to enter into the Agreement on Confidentiality, Non-Competition, and Non-Solicitation, as well as the Agreement Covering Inventions, Discoveries, Copyrightable Material, Trade Secrets, and Confidential Information, effective immediately.

•	This letter is provided as information and does not constitute an employment contract.

Nikos, I feel certain that you will continue to find challenge, satisfaction and opportunity in this role and as we continue our journey during this important time.

Sincerely,

/s/ Brian Smith

Brian Smith

c:    Jason Gibbins
Executive Compensation
Executive Services
Global Mobility

I, Nikolaos Koumettis, accept this offer:

Signature:     __/s/ Nikolaos Koumettis________________

Date:         __10/17/2018_________________________

COCA-COLA PLAZA
ATLANTA, GEORGIA

BRIAN J. SMITH                                 ADDRESS REPLY TO:
                                         P.O. BOX 1734
PRESIDENT AND CHIEF OPERATING OFFICER                                ATLANTA, GA 30301

__________

404-676-9818
                             FAX: 404-598-9818
brismith@coca-cola.com

February 1, 2019

Nikolaos Koumettis
Dublin, Ireland

Dear Nikos,

As we have discussed, given your current employment status and the terms of the Greek pension plan, the Company does not anticipate that you will be required to pay a higher tax rate on your Greek pension distribution after age 60 than you would have had you remained employed with Coca-Cola Hellas SA through age 60.   Nevertheless, at that time, if our external tax consultant determines that there is a substantial difference between the actual tax rate you are required to pay and the tax rate other similarly situated people are required to pay post age 60, the Company will make a recommendation to the Compensation Committee to address that difference in tax obligations if the cause of the negative impact is your separation of employment in Greece.

If you should voluntary terminate employment from the Company or its subsidiaries prior to reaching age 60, this offer becomes null and void and no recommendation shall be made.

Sincerely,

/s/ Brian Smith

Brian Smith

c:    Jason Gibbins
Executive Compensation
Executive Services
Global Mobility